EXHIBIT 99.1

Investor/Media Contacts

Thomas W. Schneider – President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Second Quarter 2020

Net Income Increased 203% to $1.8 Million

Year-To-Date Net Income of $3.5 Million, Total Assets Reach $1.17 Billion

For Second Quarter 2020: Year-Over-Year Total Revenue Increased 15.7%, Average Interest Earning Assets Increased $186.4 Million (20.1%), and Noninterest Expense Reduced 11.9%

OSWEGO, N.Y., August 3, 2020 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced second quarter 2020 net income attributable to Pathfinder Bancorp, Inc. of $1.8 million, compared to $607,000 for the second quarter of 2019.  Earnings per basic and diluted share were both $0.31 compared to $0.11 for the prior year period.  Second quarter 2020 revenue (net interest income, before provision for loans losses, and total noninterest income) of $9.2 million increased $1.2 million, or 15.7%, compared to $7.9 million for the second quarter of 2019. Net income attributable to Pathfinder Bancorp, Inc. for the first six months of 2020 was $3.5 million, compared to $1.1 million for the same six month period of 2019.  Diluted earnings per share for the first six months of 2020 was $0.60 compared to $0.23 per diluted share in the comparable period in 2019.

2020 Second Quarter and Six Month Performance Highlights

•

Second quarter 2020 net interest income improved to $7.6 million, up $934,000, or 13.9%, from $6.7 million for the prior year quarter, and six month net interest income was $15.4 million, up $2.2 million, or 16.3%, compared to $13.3 million for the prior year period

•

The second quarter 2020 provision for loan losses was $1.1 million, an increase of $536,000 compared to $610,000 for the prior year second quarter, primarily a result of continued uncertainty in relation to potential credit losses due to the ongoing COVID-19 pandemic

•	Total interest-earning assets at June 30, 2020 were $1.1 billion, an increase of $172.7 million, or 18.7%, compared to $922.2 million at June 30, 2019
•

Total loans of $806.0 million at June 30, 2020 increased by $24.6 million, or 3.1%, from $781.5 million at December 31, 2019, and increased $113.2 million, or 16.3%, compared to $692.8 million at June 30, 2019

•

Total deposits of $970.6 million at June 30, 2020, increased by $88.7 million, or 10.1%, from $881.9 million at December 31, 2019, and increased $162.0 million, or 20.0%, compared to $808.6 million at June 30, 2019

•

Asset quality, as measured by net loan charge-offs, remained stable, with the annualized ratio of net loan charge-offs to average loans at 0.08% for the six months ended June 30, 2020, compared to 0.09% for the year ended December 31, 2019, and 0.07% for the six months ended June 30, 2019

“The first six months of 2020, and particularly the second quarter, was unpredictable and highly unusual, relative to any other economic disruption in my twenty years as Pathfinder Bank’s leader, and in my thirty-seven years in the financial services industry,” said Thomas W. Schneider, President and Chief Executive Officer.

“Properly disseminating our results of operations to shareholders is challenged by the activity in response to this unprecedented environment, however, we hope herein to begin that process,” Schneider further stated.

“First, however, I would be remiss were we not to acknowledge the tremendous efforts of the Board of Directors and our banking professionals in adroitly adapting to the new environment by:

•	Consistently respecting and adhering to, the health and safety protocols established under local, state and national guidelines,
•	Continuing to serve our customers and communities every day throughout this period with dedication and compassion,

•	Putting forth an unprecedented effort to respond to the Paycheck Protection Program (“PPP”) component of the CARES Act,
•	Continuously assessing the underlying liquidity, market and credit risks inherent in this unexpected and fluid environment, and with all that,
•	Maintaining strong trends in improved earnings performance consistent with the Strategic Plan we set forth at our Shareholder’s Meeting in May 2019.”

“We set forth below these outcomes, the uncertainties before us, and certain opportunities ahead:

•	Revenue increased 20.1% over the first six months of the prior year, with balance sheet growth, fee income enhancements, and lower cost of funds, all as contributing factors,
•	Noninterest expenses over the same period were reduced by $1.25 million, or 9.4%,
•

These positive operating gains during the six months ended June 30, 2020, compared to the same period in 2019, were partially offset by a $1.46 million, or 193.5% increase in the Provision for Loan Losses (Provision),

•

The increase in Provision reflects a conservative positioning of the Company’s Allowance for Loan Losses (“Allowance”).  The Allowance incorporates both portfolio level credit stress analyses and loan level reviews, and was determined in consideration of the uncertain forward economic impact of COVID-19, rather than any observations of significant credit deterioration in the loan portfolio to date,

•

We will continue to stress-test, model and closely monitor our credit portfolios, loan deferral requests, business customer cash-flow projections, and underlying loan collateral values, to ensure that our Allowance remains robust relative to any projected credit deterioration.  Our provisioning in the remainder of 2020 will continue to reflect our conservative approach to credit stress analyses and modeling, and will also reflect increasingly specific knowledge of tangible credit deterioration as it occurs,

•	The Allowance at June 30th was 1.31% of total loans, and was 1.44% (non-GAAP measurement) of total loans excluding the 100% guaranteed SBA PPP loans,
•	Our participation in the PPP has resulted in the funding of 680 loans, totaling $75.1 million, to existing and new customers within our market,
•	We expect the PPP loan forgiveness process to occur primarily throughout the second-half of 2020 and result, along with anticipated lower funding costs, in an enhancement to net interest margin,
•

We have incorporated additional Non-GAAP table disclosures within our accompanying Financial Highlights pages to better inform investors of our Tangible Common Equity ratios when factoring in the full conversion of the Convertible Preferred shares issued by the Company in May 2019.”

“We believe that the Company’s heightened focus on improved execution in deposit gathering, noninterest income generation and operating expense control, consistent with our announcements at our Annual Shareholders’ Meeting in May 2019, has clearly begun to manifest itself in improved financial results.  For the trailing 12-month period from July 1, 2019 to June 30, 2020, the Company reported earnings of $6.7 million, which was a 0.61% return on average assets over that period. While this level of earnings remains below our longer-term goals for profitability, it does represent a meaningful improvement in total earnings over the previous 12-month periods and also validates the importance of these identified strategic objectives.”

“I am also pleased to be able to report that our branch locations returned to “close-to-normal” operations by the latter part of the quarter. While we continue to maintain strict adherence to physical distancing and hygiene protocols, at all of our facilities, we can say that the majority of our personal service options have been fully restored. The protocols in place are designed to protect the health of our customers and our critical front-line employees, and will remain in effect, for the duration of this Pandemic response. We continue to encourage our customers to utilize our various digital channels and drive-through facilities for transactions whenever possible. We are confident that these alternative service delivery capabilities will effectively handle most regular banking transactions in a manner that is both safe and continuously available.”

“We are fortunate that, to this point in time, our Central New York market area has been less impacted by COVID-19 than the downstate regions of New York State. The downstate regions had a much higher incidence of infection and resultant disruption to personal routines and business activity, than we have experienced in Central New York. Our region was able to move through New York State’s strict reopening protocols more quickly than most other areas, which was beneficial to our individual and business customers alike. As a result, we are starting to see a return to more normal individual and business transaction activity.”

“We remain poised to handle the service needs of our customers, and our communities, in the coming months, regardless of the duration of the COVID-19 pandemic. We continue to exceed the regulatory definition of a “well-capitalized” institution, and we took the necessary steps in both the first and second quarters of 2020 to significantly increase the Bank’s liquidity, and contingent liquidity capacities, so that we are positioned to appropriately respond to customer needs. This is no less that what our customers have always expected from our team.”

Income Statement

Second quarter 2020 net interest income increased $934,000, or 13.9%, to $7.6 million compared to $6.7 million for the second quarter of 2019.  The improvement was a result of a $406,000 increase in interest and dividend income, combined with a $528,000 decrease in total interest expense. The increase in interest and dividend income in the second quarter of 2020, was primarily a result of a $129.8 million increase in average loan balances compared to the second quarter of 2019. The reduction in the second quarter of 2020 interest expense was a result of a 77 basis point reduction in the average interest cost for time deposits compared to the second quarter of 2019.

Net interest income for the first six months of 2020 increased $2.2 million, or 16.3%, to $15.4 million compared to $13.3 million for the comparable period of 2019. Interest and dividend income for the six months ended June 30, 2020 was $21.6 million, an increase of $1.8 million, or 9.0%, compared to $19.8 million for the same period in 2019. The increase was primarily a result of average loan growth of $128.5 million, or 19.8%, compared to the prior year period. Interest expense of $6.1 million for the six month period decreased by $386,000, or 5.9%, from the prior year period, primarily because of a 51 basis point decrease in the interest rate paid on time deposits.

The net interest margin for the three and six months ended June 30, 2020 was 2.75% and 2.88%, respectively, and declined compared to 2.90% and 2.91%, for the respective periods of 2019. The reduction in the net interest margin for the second quarter of 2020 was primarily due to a decrease in the average yield on interest-earning assets, which declined by 58 basis points, partially offset by a 44 basis point decline in the average cost for interest-bearing liabilities. The reduction in the net interest margin for the six month period of 2020 was also primarily due to a decrease in the average yield on interest-earning assets, which declined by 31 basis points, which was partially offset by a 29 basis point decline in the average cost for interest-bearing liabilities.

The provision for loan losses for the second quarter of 2020 was $1.1 million, an increase of $536,000 from $610,000 for the second quarter of 2019, and flat in comparison to the first quarter of 2020 provision of $1.1 million. The provision for loan losses was increased in both the first and second quarters of 2020 compared to the same periods in 2019, primarily due to economic uncertainty and the resultant potential for increased credit losses in future periods, as a result of the COVID-19 pandemic. Additionally, the provision reflects an increase in outstanding loan balances of $113.2 million, or 16.3%, in the second quarter of 2020, compared to the same quarter in the previous year, as well as an increase in the non-performing loans to period end loans as a result of four commercial loan relationships. The provision for loan losses for the first six months of 2020 was $2.2 million, compared to $754,000 for the same period in 2019.

Second quarter 2020 noninterest income of $1.5 million increased $312,000, compared to $1.2 million for the prior year second quarter. The increase in noninterest income was due primarily to a $253,000 increase in income from the combined investment related activities of (1) net gains on sales and redemptions of investment securities and (2) net losses on equity securities. During the second quarter of 2020, net gains on sales and redemptions of investment securities increased $991,000, as compared to the previous year, and this increase was partially offset by a $738,000 decline in gains on equity securities, compared to the second quarter of 2019.  In addition to these net increases of $253,000 in investment related activities, all other categories of noninterest income increased $59,000 in the second quarter of 2020, as compared to the same quarter in the previous year.  These net increases in all other categories of noninterest income were due in part to the Company’s increased strategic focus on improving recurring noninterest income.  However, overall increases in noninterest income were significantly muted in the second quarter of 2020 by reduced customer transactional activity levels and the Bank’s increased levels of fee waivers and other forbearances in response to the local economic effects of the COVID-19 pandemic.

The increase in net gains on sales and redemptions of investment securities of $991,000 in the second quarter of 2020, as compared to the same quarter of 2019, was comprised of net gains on sale of $908,000 related to available-for-sale fixed-income securities and $115,000 related to the sale of a portion of the Company’s previously-held equity investment in an otherwise unaffiliated financial institution. During the quarter, the Company sold 18 fixed-income investment securities, with an aggregate amortized historical cost of $23.8 million, and recognized net gains of $908,000 on those sales. These securities were sold in order to improve the expected future total returns within the investment portfolio, particularly in light of potentially increased prepayment activity, related to the sharp decline in general interest rates, and/or potential credit downgrade concerns following the onset of the COVID-19 pandemic.

Since 2016, the Company held a passive equity investment, acquired for $534,000, in an otherwise unaffiliated financial institution.  The issuer of that common stock was acquired in June 2020 by another financial institution. The acquisition resulted in the Company receiving total compensation of $911,000 for its equity investment, based on the closing stock price of the acquiring institution on June 30, 2020.  The Company surrendered its original equity investment and received $265,000 in cash as well as shares in the acquiring institution valued at $646,000 at June 30, 2020. As a result, during the second quarter of 2020, the Company recorded a net gain on sales and redemptions of investment securities of $115,000 and a gain on equity securities of $438,000.  The Company retained a position in the acquiring bank valued at $646,000 at June 30, 2020 and has the ability to hold the investment indefinitely.

Finally, the Company held a fixed-income, previously non-traded investment, categorized as available-for-sale, which was managed since its purchase acquisition in 2017 by an external party. The investment was previously reported at its stated net asset value, which was $2.1 million at March 31, 2020.  The investment, was substantially restructured and subsequently listed on June 17, 2020 as a publicly-traded common stock on the New York Stock Exchange.  Due to what management believes were technical factors related to the listing itself, and the almost universal pricing pressure on publicly-traded assets of this type in the current uncertain economic environment, the closing stock price at June 30, 2020 was significantly below the historical amortized cost of the investment on that date.  Therefore, the restructuring and listing events caused the Company to recognize an unrealized loss in the second quarter of $1.2 million, which was measured by the difference between its closing stock price at June 30, 2020 and its net asset value at March 31, 2020.  As an equity security, the fair value of this investment is now required, under generally accepted accounting principles (GAAP), to be recorded at its readily determinable market value with changes in market value recorded as an adjustment to current earnings in the period incurred.  Accordingly, the Company recorded the reduction in the fair value of the investment as a charge to pretax net income in the quarter ended June 30, 2020 and the investment’s fair value was $918,000 at that date.

The Company’s management believes that the investment is fundamentally sound, will sustainably generate significant dividend income in the future and that the Company has the ability to hold the security indefinitely.

Noninterest income for the six months ended June 30, 2020, was $3.3 million, an increase of $967,000, or 41.8%, from $2.3 million during the prior year period. The increase in noninterest income was due primarily to a $764,000 increase in net gains on sales of loans and foreclosed real estate. The increased gain on the sale of loans and foreclosed real estate was primarily the result of the sale of $35.9 million in seasoned, conforming residential mortgage loans that was completed in January 2020 and resulted in the recognition of a gain of $659,000.  In addition to this $764,000 increase in gains on sales of loans and foreclosed real estate, all other categories of noninterest income increased $203,000 in the first six months of 2020, as compared to the same six-month period in the previous year. These net increases in all other categories of noninterest income were due in part to the Company’s increased strategic focus on improving recurring noninterest income. However, as noted above, overall increases in noninterest income were significantly muted in the second quarter of 2020 by reduced customer activity levels and the Bank’s increased levels of fee waivers and forbearances in response to the local economic effects of the COVID-19 pandemic.

Total noninterest expense for the second quarter of 2020 was $5.8 million, a decrease of $781,000, or 11.9%, in comparison to $6.5 million for the prior year second quarter. The decrease in noninterest expense was principally driven by a decrease of $482,000 in personnel expenses. The decrease in personnel expenses, was primarily due to a $359,000 decrease in net salaries expense, which was partially the result of a significant absorption of these expenses into the unamortized cost of the originated PPP loans as required under GAAP.  During the quarter, the Bank originated $55.6 million in new loans, including $75.1 million in PPP loans, and deferrals of employee-related expenses related to those originations resulted in an overall net decrease of $331,000 in employee-related expenses for the quarter, as compared to the second quarter 2019.  All other employee-related expenses declined an aggregate $299,000 in the second quarter of 2020, as compared to the same quarterly period in 2019.  All other noninterest expenses unrelated to personnel expenses declined primarily due to reductions in expenditures for community service activities, training, and meals and entertainment of $132,000, $93,000 and $44,000, respectively.  These expenses were substantially curtailed in the period as a result of the significant restrictions placed on many business activities as a result of the pandemic.

Total noninterest expense for the six month period of 2020 was $12.0 million, a decrease of $1.2 million, or 9.4%, compared with $13.2 million for the prior year period. The reduced noninterest expense for the six month period ended June 30, 2020, as compared to the same period in 2019, was principally driven by a decrease of $885,000 in personnel expenses, a $261,000 decrease in foreclosed real estate expenses, and a $163,000 reduction in community service activities expenses. The decrease in personnel expenses in the first six months of 2020, as compared to the same six month period in 2019, was primarily due to a $470,000 decrease in net salaries expense.  This reduction in net salaries expense primarily resulted from the increased deferral of these expenses into the unamortized cost of the loans originated in the first six months of 2020.  The increased volume of loans originated in the first six months of 2020, as compared to the same period in 2019, was due primarily to the PPP loan volume originated in the second quarter of 2020, as discussed above.  In addition, personnel expenses declined in the six months ended June 30, 2020, as compared to the same period in 2019, due primarily to decreases of $319,000 in employee benefits.  The decrease in other employee benefits for the six months ended June 30, 2020, as compared to the same six month period in 2019, was primarily due to decreases in pension, employee medical and other employee benefits expenses of $144,000, $76,000 and $49,000, respectively.  Pension expense decreased $144,000 primarily due to the higher market value of pension assets held in trust at January 1, 2020 as compared to the same date in 2019.  The higher market values for pension assets resulted from market value appreciation of those assets in 2019.  Medical expenses declined primarily due to reduced employee utilization of elective medical services and increased cost sharing of certain medical costs with employees in 2020, as compared to the previous year.  The decrease in other employee benefits expenses relates to reduced levels of certain training, employee recognition and other employee-related activities due primarily to restrictions on such activities resulting from the pandemic.

Balance Sheet

Total assets were $1.2 billion on June 30, 2020, an increase of $154.2 million, or 15.2%, from $1.0 billion at the end of the second quarter of 2019, and an increase of $73.2 million, or 6.7%, from the 2019 year end. The year over year increase in total assets was primarily a result of loan portfolio growth of $113.2 million, or 16.3%, from the end of the second quarter of 2019. Due to the ongoing COVID-19 pandemic, the Bank has substantially increased the liquidity of its balance sheet to support the potential needs of the customers and communities it serves. Total cash and cash equivalents were $45.1 million at June 30, 2020, an increase of $25.0 million, or 123.8%, compared to December 31, 2019. Available-for-sale securities were $116.1 million at June 30, 2020, an increase of $5.0 million from the 2019 year end.

Total deposits at June 30, 2020 were $970.6 million, an increase of $162.0 million, or 20.0%, from $808.6 million on June 30, 2019, and an increase of $70.7 million from March 31, 2020. The increase in deposits was due to growth in retail and commercial relationship deposits along with brokered deposit inflows, as a result of the Bank’s efforts to significantly increase cash and cash equivalent balances in response to the COVID-19 pandemic. Noninterest-bearing deposits were $160.1 million at quarter end, compared with $95.2 million on June 30, 2019. Second quarter noninterest-bearing deposits increased by $46.6 million from March 31, 2020, primarily as a result of the Bank’s participation in the PPP lending program, as well as ongoing growth in business banking relationships.

Shareholders’ equity increased $1.9 million to $92.3 million at June 30, 2020 from $90.4 million at December 31, 2019, primarily a result of a $2.8 million increase in retained earnings, a $385,000 increase in paid-in-capital and a $90,000 increase in earned ESOP shares, which was partially offset by a $1.4 million increase in accumulated other comprehensive loss. The comprehensive loss recorded in the quarter ended June 30, 2020 was primarily the result of the unrealized depreciation in the fair market value of the available-for-sale investment securities portfolio, reflecting the effects of the COVID-19 pandemic on global fixed income markets.

Asset Quality

The Bank’s asset quality metrics, as measured by net loan charge-offs, remained stable during the second quarter of 2020. The annualized net loan charge-offs to average loans ratio was 0.08% for the second quarter, compared to 0.07% for the second quarter of 2019 and 0.07% for the first quarter of 2020. Nonperforming loans to total loans were 1.04% at June 30, 2020, compared to 0.54% at the end of the second quarter of 2019, and 0.62% at March 31, 2020. The increase in nonperforming loans, as a percentage of total loans, in the second quarter of 2020 was primarily related to four commercial loan relationships with aggregate outstanding balances of $3.5 million that were placed on nonaccrual in the second quarter of 2020. The allowance for loan losses to nonperforming loans for the second quarter of 2020 decreased to 125.86%, compared to 208.39% for the second quarter of 2019, and 205.87% for the first quarter of 2020.  The decrease in this ratio was primarily due to the $3.5 million increase in nonaccrual loans described above.

The Bank’s asset quality metrics, and the adequacy of the allowance for loan losses through June 30, 2020, continue to be reflective of the Bank’s disciplined risk management processes and the historical relative economic stability of the Central New York State region. At June 30, 2020, the Bank has not specifically identified any significant loans or borrower relationships that have deteriorated as a result of the COVID-19 pandemic.  Consequently, the allowance for loan losses at June 30, 2020 was determined based on the consistent application of the Bank’s provisioning methodologies applied to the observable loan portfolio metrics at that date.  In light of the COVID-19 challenges faced by its customer base, the Bank has intensified its loan portfolio credit stress modeling disciplines, and increased both the frequency and depth of its regular reviews of commercial loan borrower relationships.  As an integral component of its customer service and community support efforts, the Bank continues to work proactively with its customers to help mitigate the effects of the current economic challenges on those customers.

COVID-19 Additional Discussion

As previously noted, the Bank participated in both rounds of the PPP, which was established by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, and is a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”).  Through July 7, 2020, the Bank has submitted to and received approval from the SBA for 680 loans totaling approximately $75.1 million through this program.

In addition to the PPP activities described above, the Bank continues to work with consumer and business borrowers experiencing financial hardship related to the COVID-19 pandemic. Through July 7, 2020, independent of PPP advances, the Bank granted payment deferral requests primarily for 90 days, on 556 loans representing approximately $145.6 million of existing loan balances.

Borrowers that were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case by case basis for troubled debt restructure classification and non-performing loan status. In the instances where the Company granted a payment deferral to a delinquent borrower, the borrower’s delinquency status was frozen as of February 29, 2020, and their loans will continue to be reported as delinquent during the deferment period based on their delinquency status as of that date. The Company anticipates that the number and amount of COVID-19 financial hardship payment deferral requests will increase significantly during the second half of 2020.  Consistent with industry regulatory guidance, borrowers that were granted COVID-19 related deferrals but were otherwise current on loan payments will continue to have their loans reported as current loans during the agreed upon deferral period, accrue interest and not be accounted for as troubled debt restructurings.

From a credit risk and lending perspective, the Company has taken actions to identify and assess its COVID-19 related credit exposures based on asset class and borrower type. No specific COVID-19 related credit impairment was identified within the Company’s investment securities portfolio during the first six months of 2020.  In addition, based on its analysis of credit exposures by asset class and borrower type, no additional credit impairments were identified within the Bank’s loan portfolios as of June 30, 2020.

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the second half of 2020 and potentially beyond. The short- and long-term implications of the COVID-19 crisis, possibly muted by offsetting governmental monetary and fiscal stimulus measures, on the Company’s future revenues, earnings results, allowance for loan losses, capital reserves, and liquidity are unknown at this time.

Cash Dividend Declared

The Company announced on June 30, 2020, that its Board of Directors had declared a cash dividend of $0.06 per share on the Company's common and preferred stock and a cash dividend of $0.06 per notional share for the issued common stock warrant. The dividend will be payable on August 14, 2020 to all shareholders of record on July 17, 2020. Based on the closing price of the Company’s common stock of $9.30 on July 31, 2020, the implied dividend yield is 2.6%. The quarterly cash dividend of $0.06 equates to a dividend payout ratio to common shareholders of 20.1%.

Supplemental Disclosure – Loan Portfolio by Collateral Type at June 30, 2020

The following table details the Company's loan portfolio by collateral type within major categories:

(Unaudited)
(Dollars in thousands)	Balance	Number of Loans	Average Loan Balance	Minimum/ Maximum Loan Balance			Allowance for Loan Losses	Percent of Total Loans
Residential Mortgage Loans	$216,419	2,101	$103	$1	-	$1,566	$756	27%

Commercial Real Estate:
Mixed Use	$41,179	50	$824	$26	-	$7,433	$672	5%
Multi-Family Residential	39,952	57	701	27	-	6,009	652	5%
Hotels and Motels	33,258	10	3,326	226	-	11,500	543	4%
Office	32,035	58	552	12	-	4,902	523	4%
Retail	22,720	52	437	1	-	5,217	371	3%
1-4 Family Residential	18,433	146	126	10	-	1,250	301	2%
Automobile Dealership	16,497	10	1,650	173	-	6,629	269	2%
Recreation/ Golf Course/ Marina	10,812	14	772	32	-	3,150	177	1%
Warehouse	10,790	15	719	8	-	2,678	176	1%
Manufacturing/Industrial	6,625	15	442	3	-	1,438	108	1%
Restaurant	6,346	25	254	10	-	1,311	104	1%
Automobile Repair	4,829	10	483	61	-	2,342	79	1%
Not-For-Profit & Community Service Real Estate	3,378	3	1,126	109	-	1,679	55	0%
Land	3,418	5	684	76	-	2,000	56	0%
Skilled Nursing Facility	3,503	1	3,503	3,503	-	3,503	57	1%
All Other	7,049	36	196	17	-	745	115	1%
Total Commercial Real Estate Loans	$260,824	507	$514				$4,258	32%

Commercial and Industrial:
Secured Term Loans	$63,672	360	$177	$0	-	$6,035	$1,525	8%
Unsecured Term Loans	19,494	131	149	0	-	1,647	467	3%
Secured Lines of Credit	42,370	288	147	0	-	5,000	1,015	5%
Unsecured Lines of Credit	11,140	143	78	0	-	2,999	267	1%
Total Commercial and Industrial Loans	$136,676	922	$148				$3,274	17%

Tax Exempt Loans	$7,644	24	$319	$9	-	$2,425	$1	1%

Paycheck Protection Loans	$73,774	641	$115	$1	-	$3,000	$-	9%

Consumer:
Home Equity Lines of Credit	$42,587	1,077	$40	$0	-	$417	$644	5%
Automobile	31,569	1,994	16	1	-	368	476	4%
Consumer Secured	4,302	82	52	23	-	146	65	1%
Consumer Unsecured	32,075	6,539	5	1	-	116	484	4%
All Others	1,969	1,002	2	0	-	60	30	0%
Total Consumer Loans	$112,502	10,694	$11				$1,699	14%

Net deferred loan fees	(1,830)	-	-			-	-	-
Unallocated allowance for loan losses	-	-	-			-	565	-
Total Loans	$806,009	14,889	$54				$10,553	100%

Supplemental Disclosure – Total Related Credits Over $5.0 Million at June 30, 2020

The Bank monitors all of its credit relationships to ensure that the total loan amounts extended to one borrower, or to a related group of borrowers, does not exceed the maximum permissible levels defined by applicable regulation or the Bank’s generally more restrictive internal policy limits.  Loans to a single borrower, or to a related group of borrowers, are referred to as total related credits.  Total related credits encompass all related or affiliated borrower loan balances, including available unused lines of credit, for both personal and business loans.  As a means of illustrating the Bank’s level of exposure to total related credits, management has elected to summarize all such relationships greater than $5.0 million at June 30, 2020.  On that date, the Bank had 26 total related credit relationships, comprised of 210 individual loans or lines of credit, with aggregate outstanding and committed line balances in excess of $5.0 million.  These total related credits ranged from $5.0 million to $13.2 million with the outstanding or committed line balances associated with these relationships totaling $207.2 million.  Of the $207.2 million in these total related credits, $189.8 million were secured by various types of collateral assets, primarily commercial real estate properties, $11.3 million were unsecured, and $6.1 million were PPP loans.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC).  The Bank has ten full-service offices located in its market areas consisting of Oswego and Onondaga County and one limited purpose office in Oneida County.  Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC.  At June 30, 2020, there were 4,753,883 shares of common stock issued and outstanding, as well as 1,155,283 shares of convertible perpetual preferred stock issued and outstanding.  The Company's common stock trades on the NASDAQ market under the symbol "PBHC."  At June 30, 2020, the Company and subsidiaries had total consolidated assets of $1.2 billion, total deposits of $970.6 million and shareholders' equity of $92.6 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”   This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following additional risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

The Company disclaims any obligation to revise or update any forward-looking statements contained in this press release to reflect future events or developments.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Condensed Income Statement
Interest and dividend income	$10,514	$10,108	$21,557	$19,777
Interest expense	2,874	3,402	6,138	6,524
Net interest income	7,640	6,706	15,419	13,253
Provision for loan losses	1,146	610	2,213	754
	6,494	6,096	13,206	12,499
Noninterest income excluding net gains (losses) on sales of securities, loans and foreclosed real estate	1,133	1,158	2,377	2,139
Net gains on sales of securities, loans and foreclosed real estate	1,120	45	1,818	116
(Losses) gains on marketable equity securities	(722)	16	(916)	57
Noninterest expense	5,758	6,539	12,003	13,250
Income before income taxes	2,267	776	4,482	1,561
Provision for income taxes	439	175	894	426

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$1,828	$601	$3,588	$1,135
Net (loss) income attributable to noncontrolling interest	(13)	(6)	57	14
Net income attributable to Pathfinder Bancorp Inc.	$1,841	$607	$3,531	$1,121
Convertible preferred stock dividends	69	69	138	69
Warrant dividends	7	8	15	8
Undistributed earnings allocated to participating securities	322	38	612	41
Net income available to common shareholders	$1,443	$492	$2,766	$1,003

	For the Periods Ended
	(Unaudited)
	June 30,	December 31,	June 30,
	2020	2019	2019
Selected Balance Sheet Data
Assets	$1,167,024	$1,093,807	$1,012,856
Earning assets	1,094,896	1,032,817	922,233
Total loans	806,009	781,451	692,823
Deposits	970,593	881,893	808,637
Borrowed funds	75,397	93,125	89,434
Allowance for loan losses	10,553	8,669	7,825
Subordinated loans	15,145	15,128	15,111
Pathfinder Bancorp, Inc. Shareholders' equity	92,315	90,434	87,605

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.08%	0.09%	0.07%
Allowance for loan losses to period end loans	1.31%	1.11%	1.13%
Allowance for loan losses to nonperforming loans	125.86%	165.25%	208.39%
Nonperforming loans to period end loans	1.04%	0.67%	0.54%
Nonperforming assets to total assets	0.72%	0.49%	0.43%

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019
Key Earnings Ratios
Return on average assets	0.63%	0.25%	0.62%	0.23%
Return on average common equity	9.69%	3.52%	9.18%	3.33%
Return on average equity	8.06%	3.26%	7.65%	3.20%
Net interest margin	2.75%	2.90%	2.88%	2.91%

Share, Per Share and Ratio Data
Basic weighted average shares outstanding*	4,639	4,443	4,623	4,344
Basic earnings per share*	$0.31	$0.11	$0.60	$0.23
Diluted weighted average shares outstanding*	4,639	4,443	4,623	4,344
Diluted earnings per share*	$0.31	$0.11	$0.60	$0.23
Cash dividends per share	$0.06	$0.06	$0.12	$0.12
Book value per common share at June 30, 2020 and 2019			$16.19	$15.34
Tangible book value per common share at June 30, 2020 and 2019			$15.20	$14.35
Tangible book value per common and preferred share at June 30, 2020 and 2019			$14.83	$14.14
Tangible equity to tangible assets at June 30, 2020 and 2019			7.54%	8.22%
Tangible equity to tangible assets at June 30, 2020 and 2019, adjusted			8.05%	8.22%

Non-GAAP Reconciliation
Tangible book value per common share
Total equity			$92,315	$87,605
Intangible assets			(4,677)	(4,693)
Convertible preferred equity			(15,369)	(15,369)
Common tangible equity			$72,269	$67,543
Common shares outstanding			4,754	4,708
Tangible book value per common share			$15.20	$14.35

Tangible book value per common and fully converted preferred share
Total equity			$92,315	$87,605
Intangible assets			(4,677)	(4,693)
Common and convertible preferred tangible equity			$87,638	$82,912
Common shares outstanding			4,754	4,708
Convertible preferred shares outstanding			1,155	1,155
Common and convertible preferred shares outstanding			5,909	5,863
Tangible book value per common and (fully converted) preferred share			$14.83	$14.14

Tangible equity to tangible assets
Tangible common equity (fully converted basis)			$87,638	$82,912
Tangible assets			1,162,347	1,008,163
Tangible equity to tangible assets ratio			7.54%	8.22%

Tangible equity to tangible assets, adjusted
Tangible common equity (fully converted basis)			$87,638	$82,912
Tangible assets			1,162,347	1,008,163
Less: Paycheck Protection Program (PPP) loans			(73,774)	-
Total assets excluding PPP loans			1,088,573	1,008,163
Tangible equity to tangible assets ratio, excluding PPP loans			8.05%	8.22%

* Basic and diluted earnings per share are calculated based upon the two-class method for the three and six months ended June 30, 2020.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.